UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2012
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
On October 22, 2012, Post Holdings, Inc. (the “Company”) announced the pricing of its previously announced offering of 7.375% senior notes due 2022 (the “Notes”) at a price of 106% of principal amount. In addition, the size of the Notes offering was increased from $200 million to $250 million, resulting in gross proceeds of $265 million plus accrued interest from August 15, 2012. The Notes were offered as additional notes under an existing indenture pursuant to which the Company previously issued $775 million in aggregate principal amount of 7.375% senior notes due 2022 (the “Existing Notes”). The Notes to be issued in this offering will be equal in right of payment, will vote together with and will constitute part of the same class and be fungible with the Existing Notes. The Notes will be unsecured unsubordinated obligations of the Company and will be guaranteed by the Company's subsidiary, Post Foods, LLC. The offering is expected to close on October 25, 2012. The Company intends to use the net proceeds from the proposed offering for general corporate purposes which could include pay down of debt and/or acquisitions.
A copy of the press release announcing the pricing of the Notes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The Notes and the related subsidiary guarantee were offered in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in compliance with Regulation S under the Securities Act.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 22, 2012	Post Holdings, Inc.
(Registrant)

	By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibits Number	Description

99.1	Press Release dated October 22, 2012.